Exhibit 99.2

ZHEJIANG HITRANS LITHIUM BATTERY TECHNOLOGY CO., LTD AND SUBSIDIARY

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2021

ZHEJIANG HITRANS LITHIUM BATTERY TECHNOLOGY CO., LTD AND SUBSIDIARY
Condensed consolidated balance sheets
As of September 30, 2021 and December 31, 2020
(Unaudited)
(In US$ except for number of shares)

	September 30,	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$1,108,050	$5,390,925
Pledged deposits	1,916,605	3,382,195
Debt products	1,706,326	2,757,100
Trade and bills receivable, net	37,986,532	25,480,536
Prepayments and other receivables	1,889,687	3,020,107
Inventories	11,792,548	7,481,330
Amount due from related party	62,048	107,221
Amount due from trustee	1,240,964	-
Income tax recoverable	46,519	216,784
Total current assets	57,749,279	47,836,198

Property, plant and equipment, net	19,796,654	19,006,803
Construction in progress	1,838,569	1,820,051
Intangible assets, net	829,308	941,635
Leased assets, net	53,376	77,672
Prepaid land use rights, non-current	6,215,059	6,269,451
Amount due from related party, non-current	124,097	122,537
Deferred tax assets	1,564,720	1,812,347
Total assets	$88,171,062	$77,886,694

Liabilities
Current liabilities
Trade and bills payable	$35,699,153	$28,712,559
Other short term loan	20,326,898	-
Accrued expenses and other payables	1,454,689	1,523,174
Dividend payable	2,656,664	2,623,296
Amount due to a shareholder	-	21,421,546
Deferred government grants	286,973	-
Total liabilities	60,424,377	54,280,575

Commitments and contingencies

Stockholders’ equity
Paid-in capital	4,289,924	4,289,924
Additional paid-in capital	25,262,444	25,262,444
Statutory reserves	266,308	266,308
Accumulated deficit	(2,572,446)	(6,397,820)
Accumulated other comprehensive income	476,196	160,356
Total stockholders’ equity	27,722,426	23,581,212
Non-controlling interests	24,259	24,907
Total of equities	27,746,685	23,606,119

Total liabilities and stockholders’ equity	$88,171,062	$77,886,694

See accompanying notes to the condensed consolidated financial statements.

ZHEJINAG HITRANS LITHIUM BATTERY TECHNOLOGY CO., LTD AND SUBSIDIARY
Condensed consolidated statements of operations and comprehensive income (loss)
For the three and nine months ended September 30, 2020 and 2021
(Unaudited)
(In US$ except for number of shares)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Net revenues	$56,549,637	$33,649,544	$97,875,308	$66,710,810
Cost of revenues	(51,709,807)	(30,375,616)	(86,911,922)	(60,674,765)

Gross profit	4,839,830	3,273,928	10,963,386	6,036,045

Operating expenses:
Sales and marketing expenses	(298,732)	(216,909)	(626,422)	(574,003)
General and administrative expenses	(916,692)	(584,526)	(2,334,094)	(1,609,419)
Research and development expenses	(1,884,035)	(986,683)	(3,773,359)	(2,600,975)
Provision for doubtful accounts	-	(488,206)	-	(412,676)
Total operating expenses	(3,099,459)	(2,276,324)	(6,733,875)	(5,197,073)
Operating income	1,740,371	997,604	4,229,511	838,972
Finance (expenses) income, net	(144,930)	13,657	(162,141)	73,338
Other income, net	18,080	10,344	27,670	446,162
Income before income tax	1,613,521	1,021,605	4,095,040	1,358,472
Income tax (expense) credit	(79,854)	(57,885)	(269,630)	45,800
Net income	1,533,667	963,720	3,825,410	1,404,272
Less: Net income attributable to non-controlling interests	(20)	(11)	(36)	(25)
Net income attributable to stockholders	$1,533,647	$963,709	$3,825,374	$1,404,247

Other comprehensive income
Net income	1,533,667	963,720	3,825,410	1,404,272
– Foreign currency translation adjustment	37,011	927,687	315,156	580,778
Total comprehensive income	1,570,678	1,891,407	4,140,566	1,985,050
Less: Comprehensive loss attributable to non-controlling interests	1,776	22	684	587
Comprehensive income attributable to stockholders	$1,572,454	$1,891,429	$4,141,250	$1,985,637

See accompanying notes to the condensed consolidated financial statements.

ZHEJINAG HITRANS LITHIUM BATTERY TECHNOLOGY CO., LTD AND SUBSIDIARY
Condensed consolidated statements of changes in stockholders’ equity
For the three months ended September 30, 2020 and 2021
(Unaudited)
(In US$ except for number of shares)

					Accumulated
		Additional			other	Non-	Total
		paid-in	Statutory	Accumulated	comprehensive	controlling	stockholders’
	Paid in capital	capital	reserves	deficit	loss/income	interests	Equity
Balance as of July 1, 2020	$4,289,924	$25,262,444	$266,308	$(5,902,087)	$(1,706,906)	$26,015	$22,235,698
Net income	-		-	963,709	-	11	963,720
Foreign currency translation adjustment	-	-	-	-	927,709	(22)	927,687

Balance as of September 30, 2020	$4,289,924	$25,262,444	$266,308	$(4,938,378)	$(779,197)	$26,004	$24,127,105

Balance as of July 1, 2021	$4,289,924	$25,262,444	$266,308	$(4,106,093)	$437,409	$26,015	$26,176,007
Net income	-		-	1,533,647	-	20	1,533,667
Foreign currency translation adjustment	-	-	-	-	38,787	(1,776)	37,011

Balance as of September 30, 2021	$4,289,924	$25,262,444	$266,308	$(2,572,446)	$476,196	$24,259	$27,746,685

ZHEJINAG HITRANS LITHIUM BATTERY TECHNOLOGY CO., LTD AND SUBSIDIARY
Condensed consolidated statements of changes in stockholders’ equity
For the nine months ended September 30, 2020 and 2021
(Unaudited)
(In US$ except for number of shares)

					Accumulated
		Additional			other	Non-	Total
		paid-in	Statutory	Accumulated	comprehensive	controlling	stockholders’
	Paid-in capital	capital	reserves	deficit	loss/income	interests	equity
Balance as of January 1, 2020	$4,289,924	$25,262,444	$266,308	$(975,626)	$(1,360,562)	$26,566	$27,509,054
Net income	-		-	1,404,247	-	25	1,404,272
Dividends paid to shareholders	-	-	-	(2,918,894)	-	-	(2,918,894)
Dividends declared and accrued for distribution to shareholders	-	-	-	(2,448,105)	-	-	(2,448,105)
Foreign currency translation adjustment	-	-	-	-	581,365	(587)	580,778

Balance as of September 30, 2020	$4,289,924	$25,262,444	$266,308	$(4,938,378)	$(779,197)	$26,004	$24,127,105

Balance as of January 1, 2021	$4,289,924	$25,262,444	$266,308	$(6,397,820)	$160,356	$24,907	$23,606,119
Net income	-		-	3,825,374	-	36	3,825,410
Foreign currency translation adjustment	-	-	-	-	315,840	(684)	315,156

Balance as of September 30, 2021	$4,289,924	$25,262,444	$266,308	$(2,572,446)	$476,196	$24,259	$27,746,685

See accompanying notes to the condensed consolidated financial statements.

ZHEJINAG HITRANS LITHIUM BATTERY TECHNOLOGY CO., LTD AND SUBSIDIARY
Condensed consolidated statements of cash flows
For the nine months ended September 30, 2020 and 2021
(Unaudited)
(In US$ except for number of shares)

	Nine months ended September 30,
	2021	2020
Cash flows from operating activities
Net income	$3,825,410	$1,404,272
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,768,632	1,527,886
Provision for doubtful debts	-	412,676
Write-down of inventories	37,250	46,757
Amortization of operating leased assets	25,186	23,299
Changes in operating assets and liabilities:
Trade and bills receivable	(12,134,642)	5,008,322
Inventories	(4,236,954)	(750,661)
Prepayments and other receivables	487,959	(1,139,971)
Trade and bills payable	6,595,693	(1,082,681)
Accrued expenses and other payables	(87,520)	(4,510,939)
Amount due to a shareholder	(685,482)	(9,633)
Deferred tax	269,630	(45,800)
Leased liabilities	-	(601,589)
Deferred revenue	285,860	-
Dividend payable	-	(2,448,105)
Income tax	172,351	160,471
Net cash used in operating activities	(3,676,627)	(2,005,696)

Cash flows from investing activities
Purchases of property, plant and equipment, construction in progress and intangible assets	(22,300,600)	(377,887)
Purchase of debt products	(9,240,231)	(33,420,052)
Redemption of debt products	10,321,863	29,231,825
Decrease of investment in subsidiary	46,356	-
Net cash used in investing activities	(21,172,612)	(4,566,114)

Cash flows from financing activities
Advances from CBAK Power	20,248,061	-
Advances to a trustee	(1,236,151)	-
Dividend paid to a shareholder	-	(2,918,894)
Net cash provided by (used in) financing activities	19,011,910	(2,918,894)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	88,864	112,758
Net decrease in cash and cash equivalents and restricted cash	(5,748,465)	(9,377,946)
Cash and cash equivalents and restricted cash at the beginning of period	8,773,120	15,715,812
Cash and cash equivalents and restricted cash at the end of period	$3,024,655	$6,337,866

Supplemental non-cash investing and financing activities:
Transfer of construction in progress to property, plant and equipment	$1,678,552	$662,550

Cash paid during the period for:
Income taxes paid	$46,339	$211,992
Interest paid	$-	$-

See accompanying notes to the condensed consolidated financial statements.

CBAK Energy Technology, Inc. and subsidiaries
Notes to the condensed consolidated financial statements
For the three and nine months ended September 30, 2020 and 2021
(Unaudited)
(In US$ except for number of shares)

1.	PRINCIPLES ACTIVITIES, BASIS OF PRESENTATION AND ORGANIZATION

Organization and Business

Zhejiang Hitrans Lithium Battery Technology Co., Ltd (“Zhejiang Hitrans” or the “Company”) was established under the laws of the People’s Republic of China as a limited liability company on December 16, 2015 with a registered capital of RMB10 million ($1.5 million). The Company is based in Shaoxing City, Zhejiang Province and principally engaged in the business development and manufacturing of NCM precursor and cathode materials since its inception, the Company had the following name changes: on November 21, 2017, the name of Zhejiang New Era Hitrans Lithium Battery Technology Co., Ltd. was changed to Zhejiang Meidu Hitrans Lithium Battery Technology Co., Ltd. and on August 3, 2021, the name of Zhejiang Meidu Hitrans Lithium Battery Technology Co., Ltd. was changed to Zhejiang Hitrans Lithium Battery Technology Co., Ltd . On November 16, 2017, the Company’s registered capital was increased to RMB 40 million ($5.8 million). Pursuant to Zhejiang Hitrans’s amended and restated articles of association dated August 2, 2021 and relevant PRC regulations, the shareholders of Zhejiang Hitrans were required to contribute the capital to the Company on or before May 31, 2025.

On December 16, 2015, New Era Group Zhejiang New Energy Materials Co., Ltd. (“New Era”) and Mr. Wu Haijun (“Mr. Wu”) had contributed RMB 6 million ($0.9 million) and RMB 4 million ($0.6 million), respectively, to the Company through injection of a series of cash. Pursuant to Zhejiang Hitrans’s amended and restated articles of association dated May 25, 2016, Mr. Wu transferred 24.5% registered equity interest of the Company to Shaoxing Shangyi Hitrans International Trading Co., Ltd; 10% registered equity interest of the Company to Shaoxing Yongjin Battery Materials Co., Ltd.; 1.5% registered equity interest of the Company to Ms. Shi Chunhong; 1% registered interest of the Company to Mr. Qian Zhiting and 0.5% to registered equity interest of the Company to Mr. Wang Yinfeng.

On September 26, 2017, Zhejiang Meidu Graphene Technology Co., Ltd. (“Meidu Graphene”) and the Company’s existing shareholders entered into a Capital Injection Agreement, pursuant to which, Meidu Graphene agreed to inject RMB240 million ($34.9 million) to the Company and the Company’s existing shareholders, including Shaoxing Shangyi Hitrans International Trading Co., Ltd, Shaoxing Yongjin Battery Materials Co., Ltd, Mr. Wu, Ms. Shi Chunhong, Mr. Qian Zhiting and Mr. Wang Yinfeng (the “Management Shareholders”), agreed to inject additional RMB60 million ($8.7 million) to the Company. Under the Capital Injection Agreement 10% of Meidu Graphene’s committed capital injection (RMB24 million or $3.5 million) will be contributed towards the Company’s registered capital and the remaining 90% (RMB216 million or $31.4 million) will be treated as additional paid-in capital contribution of the Company; 10% of the RMB60 million ($8.7 million) capital injection committed by the Management Shareholders (RMB6 million or $0.9 million) will be treated as additional paid-in capital contribution of the Company’s registered capital and the remaining 90% (RMB54 million or $7.8 million) will be treated as additional paid-in capital contribution of the Company. As a result of the Capital Injection Agreement, the Company increased its registered capital from RMB10 million ($1.5 million) to RMB40 million ($5.8 million). Pursuant to Zhejiang Hitrans’s amended and restated articles of association dated November 16, 2017, Meidu Graphene. New Era and Management Shareholders owned 60%, 15% and 25%, respectively, registered equity interests of the Company. As of December 31, 2020, Meidu Graphene had contributed a total of RMB 15.5 million ($2.4 million), New Era had contributed a total of RMB 6 million ($0.9 million) and Management Shareholders had contributed a total of RMB 7 million ($$1.1 million) to the Company’s paid-in capital through injection of a series of cash. In November 2018, additional capital contribution totaled RMB166.5 million ($24.2 million) had been paid by Meidu Graphene (RMB139.5 million of $20.3 million) and Management Shareholders (RMB27 million of $3.9 million) pursuant to the Capital Injection Agreement.

Each shareholder of the Company is entitled to receive dividends and other profit distribution in proportion to its respective capital contribution in the registered capital and is liable for any loss to the extent of their respective subscribed portion of the registered capital, in accordance with the Company’s articles of association, as amended, and the PRC law.

On April 1, 2021, Dalian CBAK Power Battery Co., Ltd (“CBAK Power”) entered into a framework investment agreement (the “Letter of Intent”) with Hangzhou Juzhong Daxin Asset Management Co., Ltd. (“Juzhong Daxin”) for a potential acquisition of Zhejiang Hitrans. Juzhong Daxin is the trustee of 85% of registered equity interests (representing 78.95% of paid-up capital) of Zhejiang Hitrans and has the voting right over the 85% registered equity interest whereas New Era act as the trustee of the right to dividend over the 78.95% of paid up capital. CBAK Power paid $3.10 million (RMB20,000,000) to Juzhong Daxin as a security deposit. Juzhong Daxin is entitled to certain commissions and fees pursuant to the Letter of Intent for facilitating the Acquisition which amounts have not been finalized as of the closing of the Acquisition.

On July 20, 2021, CBAK Power entered into a framework agreement with Juzhong Daxin, Zhejiang Hitrans and a few individuals relating to CBAK Power’s investment in the Company, pursuant to which CBAK Power will acquire ultimately 81.56% registered equity interests (or currently 75.57% of paid-up capital) of the Company (“the Acquisition”). Under the Acquisition Agreement, CBAK Power will acquire 60% registered equity interests (representing 54.39% of paid-up capital) of Zhejiang Hitrans from Meidu Graphene valued at RMB118 million ($18.30 million) and 21.56% registered equity interests (representing 21.18% of paid-up capital) of the Company from Hitrans’s management shareholders valued at approximately RMB40.74 million ($6.32 million). Two individuals among Zhejiang Hitrans management shareholders, including Zhejiang Hitrans’s CEO, Mr. Wu Haijun, will keep 2.50% of registered equity interests (representing 2.46% of paid-up capital) of Zhejiang Hitrans and New Era will continue to hold 15% registered equity interests (representing 21.05% of paid-up capital) of Zhejiang Hitrans after the acquisition.

As of the date of the Acquisition Agreement, the 25% registered equity interests of Zhejiang Hitrans held by Management Shareholders was frozen as a result of a litigation arising from the default by Management Shareholders on debts borrowed from Zhejiang Meidu Pawn Co., Ltd. (“Pawn Co.”) whereby the 25% registered equity interests (representing 24.56% of paid-up capital) of the Company was pledged as collateral. Mr. Junnan Ye (“Mr. Ye”), acting as an intermediary, will first acquire 22.5% registered equity interests (representing 22.11% of paid-up capital) of the Company, free of any encumbrances, from Management Shareholders. Pursuant to the Acquisition Agreement, within five days of CBAK Power’s obtaining 21.56% registered equity interests (representing 21.18% of paid-up capital) of the Company from Mr. Ye, CBAK Power will pay approximately RMB40.74 million ($6.32 million) in cash, which amount shall be used toward the repayment of debts due to Pawn Co. On July 23, 2021, CBAK Power paid RMB40.74 million (approximately $6.32 million) in cash to Mr. Ye.

In addition, as of the date of the Acquisition Agreement, Meidu Graphene’s 60% registered equity interests (representing 54.39% of paid-up capital) of the Company was frozen as a result of a litigation arising from Zhejiang Hitrans’s failure to make payments to New Era in connection with the purchase of land use rights, plants, equipment, pollution discharge permit and other assets (the “Assets”) under certain asset transfer agreements as well as Meidu Graphene’s guarantee for Zhejiang Hitrans’s payment obligations thereunder.

The following table summarizes the Company’s purchase of the Assets from New Era in 2018:

USD

Property, plant and equipment net	$11,355,371
Construction in progress	81,239
Intangible assets	1,178,637
Right-of-use assets	6,429,766
Total	$19,045,013

As a part of the transaction, CBAK Power entered into a loan agreement with Zhejiang Hitrans to lend Zhejiang Hitrans approximately RMB131 million ($20.3219.1 million) (the “Hitrans Loan”) by remitting approximately RMB131 million ($20.3219.1 million) into the account of Shaoxing Intermediate People’s Court (the “Court”) to remove the freeze on Meidu Graphene’s 60% registered equity interests (representing 54.39% of paid-up capital) of the Company. Moreover, Juzhong Daxin will return RMB10 million ($$1.6 million) of the security deposit to CBAK Power before CBAK Power wires approximately RMB131 million ($20.3219.1 million) to the Court. Juzhong Daxin retained RMB5 million ($0.78 million) as commission for facilitating the acquisition and RMB5 million ($0.78 million) will recognized as compensation expense to another potential buyer. On July 27, 2021, Juzhong Daxin returned RMB7 million ($1.1 million) of the security deposit to CBAK Power.

CBAK Power shall pay all other fees due to Juzhong Daxin in accordance with the Letter of Intent. According to the Acquisition Agreement, Mr. Ye will first acquire 60% registered equity interests (representing 54.39% of paid-up capital) of the Company, free of any encumbrances, from Meidu Graphene. Thereafter, CBAK Power will assign RMB118 million ($18.30 million) of the Zhejiang Hitrans Loan to Mr. Junnan Ye as consideration for the acquisition of 60% registered equity interests (representing 54.39% of paid-up capital) of the Company from Mr. Ye (the “Assignment”). Zhejiang Hitrans shall repay RMB118 million ($18.27 million) to Mr. Ye in accordance with a separate loan repayment agreement (the “Loan Repayment Agreement”) entered into among Mr. Ye, Zhejiang Hitrans, CBAK Power and Mr. Wu in July 2021. Under the Loan Repayment Agreement, Zhejiang Hitrans shall repay Mr. Ye at least RMB70 million ($10.86 million) within two months of obtaining the title to the Assets from New Era and the remaining RMB 48 million ($7.41 million) by December 31, 2021, with a fixed interest of RMB3.5 million ($0.54 million) which can be reduced by up to RMB1 million ($0.15 million) if the loan is settled before its due date. CBAK Power provides guarantee to Mr. Ye on Zhejiang Hitrans’s repayment obligations under the Loan Repayment Agreement. Zhejiang Hitrans shall repay the remaining approximately RMB13 million ($2.02 million) of the Hitrans Loan to CBAK Power at an interest rate of 6% per annum, maturing in one year from the date of the Assignment. As of September 30, 2022, Zhejiang Hitrans has repaid RMB8 million ($1.2 million) to Mr. Ye before the completion of the acquisition. As of January 29, 2022, Zhejiang Hitrans has repaid all the loan principals of RMB118 million ($18.3 million) and interests of RMB3.5 million ($ 0.54 million) to Mr. Ye.

As of the date of this report, the transfer of 81.56% registered equity interests (representing 75.57% of paid-up capital) of Zhejiang Hitrans to CBAK Power has been registered with the local government. The Acquisition was completed on November 26, 2021. Upon the closing of the Acquisition, CBAK Power became the largest shareholder of Zhejiang Hitrans holding 81.56% of the Company’s registered equity interests (representing 75.57% of paid-up capital of the Company). As required by applicable Chinese laws, CBAK Power and Management Shareholders are obliged to make capital contributions of RMB11.1 million ($1.7 million) and RMB0.4 million ($0.06 million), respectively, for the unpaid portion of Zhejiang Hitrans’s registered capital in accordance with the articles of association of Zhejiang Hitrans.

On July 6, 2018, Guangdong Meidu Hitrans Resources Recycling Technology Co., Ltd. (“Guangdong Hitrans”) was established as a 80% owned subsidiary of the Company with a registered capital of RMB10 million (approximately $1.5 million). The remaining 20% registered equity interest was held by Shenzhen Baijun Technology Co., Ltd. Pursuant to Guangdong Hitrans’s articles of association, each shareholder is entitled to the right of the profit distribution or responsible for the loss according to its proportion to the capital contribution. Pursuant to Guangdong Hitrans’s articles of association and relevant PRC regulations, the Company was required to contribute the capital to Guangdong Hitrans on or before December 30, 2038. Up to the date of this report, the Company has contributed RMB1.72 million (approximately $0.3 million), and the other shareholder has contributed RMB0.25 million (approximately $0.04 million) to Guangdong Hitrans through injection of a series of cash. Guangdong Hitrans was established under the laws of the People’s Republic of China as a limited liability company on July 6, 2018 with a registered capital RMB10 million (approximately $1.5 million). Guangdong Hitrans is based in Dongguan, Guangdong Province, and is principally engaged in the business of resource recycling, waste processing, and R&D, manufacturing and sales of battery materials. The  Company plan to dissolve Guangdong Hitrans in 2022.

On October 9, 2021, Shaoxing Haisheng International Trading Co., Ltd. (“Haisheng”) was established as a 100% owned subsidiary of Hitrans with a register capital of RMB5 million. Pursuant to Haisheng’s articles of association and relevant PRC regulations, Hitrans was required to contribute the capital to Haisheng on or before May 31, 2025. Up to the date of this report, Hitrans has contributed RMB2.7 million (approximately $0.4 million) to Haisheng.

COVID-19

The World Health Organization declared the novel coronavirus (“COVID-19”) outbreak as a pandemic in March 2020. The COVID-19 pandemic caused disruptions to the Company’s business during the first quarter of 2020 and the Company fully resumed operations during the second quarter of 2020. In December 2021, there was a COVID-19 outbreak in Shangyu, Zhejiang. The Company’s production line in Shangyu was temporarily closed from December 9, 2021 to December 24, 2021 in response to the lockdown policy from the local government. Finally, the Company expects that the impact of the COVID-19 outbreak on the United States and world economies will continue to have a material adverse impact on the demand for its products. Because of the significant uncertainties surrounding the COVID-19 pandemic, the extent of the business interruption and the related financial impact cannot be reasonably estimated at this time.

Going concern

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty related to the Company’s ability to continue as a going concern.

The Company had a significant accumulated deficit and a working capital deficit. At September 30, 2021, the Company had an accumulated deficit of $2,572,446. These conditions raise substantial doubt about the Company ability to continue as a going concern.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

Basis of Presentations

These condensed consolidated financial statements are unaudited. In the opinion of management, all adjustments and disclosures necessary for a fair presentation of these condensed consolidated financial statements, which are of a normal and recurring nature, have been included. The results reported in the condensed consolidated financial statements for any interim periods are not necessarily indicative of the results that may be reported for the entire year. The following (a) condensed consolidated balance sheet as of December 31, 2020, which was derived from the Company’s audited financial statements, and (b) the unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with US GAAP have been condensed or omitted pursuant to those rules and regulations, though the Company believes that the disclosures made are adequate to make the information not misleading. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying footnotes of the Company for the year ended December 31, 2020 filed with the SEC on March 17, 2022.

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Company’s principal subsidiaries, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liability established in the PRC. The accompanying condensed consolidated financial statements reflect necessary adjustments not recorded in the books of account of the Company’s subsidiaries to present them in conformity with US GAAP.

After the close of the year to which these financial statements relate, the Company experienced (and continues to experience) significant adverse impacts of novel coronavirus (COVID-19) and the related public health orders. In December 2021, there was a COVID-19 outbreak in Shangyu, Zhejiang. The Company’s production line in Shangyu was temporarily closed from December 9, 2021 to December 24, 2021 in response to the lockdown policy from the local government. Finally, the Company expects that the impact of the COVID-19 outbreak on the United States and world economies will continue to have a material adverse impact on the demand for its products. Because of the significant uncertainties surrounding the COVID-19 pandemic, the extent of the business interruption and the related financial impact cannot be reasonably estimated at this time.

Principles of Consolidation

The condensed consolidated financial statements include the financial statements of the Company and its subsidiary up to the date of disposal. All significant intercompany balances and transactions have been eliminated prior to consolidation.

Non-controlling Interests

 For the Group’s non-wholly owned subsidiary, a non-controlling interest is recognized to reflect the portion of equity that is not attributable, directly or indirectly, to the Group. Non-controlling interests are classified as a separate line item in the equity section of the Group’s consolidated balance sheets and have been separately disclosed in the Group’s consolidated statements of comprehensive loss to distinguish the interests from that of the Group. Cash flows related to transactions with non-controlling interests are presented under financing activities in the consolidated statements of cash flows.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and demand deposits placed with banks which are unrestricted as to withdrawal or use, and have original maturities less than three months. The Company considers all highly liquid debt instruments with initial terms of less than three months to be cash equivalents.

Debt products

All debt products are carried at fair value at the end of each reporting period. Changes in the carrying amount of debt products relating to interest income calculated using the effective interest method are recognized in consolidated statement of profit or loss. Other changes in the carrying amount of these products, net of any related tax effects, are excluded form earnings and are included in other comprehensive income or loss and reported as a separate component of stockholders’ equity or deficit until realized. Realized gains and losses and declines in value judged to be other than temporary, if any, on debt products are included in other income (expense), net.

The Company regularly reviews all of its investments for other-than-temporary declines in estimated fair value. Its review includes the consideration of the cause of the impairment, including the creditworthiness of the security issuers, the number of securities in an unrealized loss position, the severity and duration of the unrealized losses, whether the Company has the intent to sell the securities and whether it is more likely than not that the Company will be required to sell the securities before the recovery of their amortized cost basis. When the Company determines that the decline in estimated fair value of an investment is below the amortized cost basis and the decline is other-than-temporary, it reduces the carrying value of the security and record a loss for the amount of such decline. The Company has not recorded any declines in value judged to be other than temporary on its investments in debt securities.

Trade Accounts and Bills Receivable

Trade accounts and bills receivable are recorded at the invoiced amount, net of allowances for doubtful accounts and sales returns. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing trade accounts receivable. The Company determines the allowance based on historical write-off experience, customer specific facts and economic conditions.

Outstanding accounts receivable balances are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventories

Inventories are stated at the lower of cost or net realizable value. The cost of inventories is determined using the weighted average cost method, and includes expenditures incurred in acquiring the inventories and bringing them to their existing location and condition. In case of finished goods and work in progress, the cost includes an appropriate share of production overhead based on normal operating capacity. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation.

The Company records adjustments to its inventory for estimated obsolescence or diminution in net realizable value equal to the difference between the cost of the inventory and the estimated net realizable value. At the point of loss recognition, a new cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Property, Plant and Equipment

Property, plant and equipment (except construction in progress) are stated at cost less accumulated depreciation and impairment charges. Depreciation is calculated based on the straight-line method (after taking into account for their respective estimated residual values) over the estimated useful lives of the assets as follows:

Buildings	5 - 38 years
Machinery and equipment	1 - 12 years
Leasehold improvement	Over the shorter of lease term of the estimated useful lives of the assets
Office equipment	1 – 5 years
Motor vehicles	12 years

The cost and accumulated depreciation of property, plant and equipment sold are removed from the consolidated balance sheets and resulting gains or losses are recognized in the consolidated statements of operations and comprehensive loss.

Construction in progress mainly represents expenditures in respect of the Company’s corporate campus, including offices, factories and staff dormitories, under construction. All direct costs relating to the acquisition or construction of the Company’s corporate campus and equipment, including interest charges on borrowings, are capitalized as construction in progress. No depreciation is provided in respect of construction in progress.

A long-lived asset to be disposed of by abandonment continues to be classified as held and used until it is disposed of.

Fair Value of Financial Instruments

The Company’s financial instruments, none of which are held for trading purposes, include cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses. Management estimates that the fair value of all financial instruments as of December 31, 2020 and 2019 does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying consolidated financial statements.

Lease

The Company accounts for leases in accordance with ASC 842, Leases (“ASC 842”), which requires lessees to recognize leases on the balance sheet and disclose key information about leasing arrangements. The Group adopted ASC 842 on January 1, 2019, along with all subsequent ASU clarifications and improvements that are applicable to the Group, to each lease that existed in the periods presented in the financial statements, using the modified retrospective transition method and used the commencement date of the leases as the date of initial application. Consequently, financial information and the disclosures required under ASC 842 are provided for dates and periods presented in the financial statements. The Company elected not to apply the recognition requirements of ASC 842 to short-term leases. The Company also elected not to separate non-lease components from lease components, therefore, it will account for lease component and the non-lease components as a single lease component when there is only one vendor in the lease contract.

The Group determines if a contract contains a lease based on whether it has the right to obtain substantially all of the economic benefits from the use of an identified asset which the Group does not own and whether it has the right to direct the use of an identified asset in exchange for consideration. ROU assets represent the Group’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets are recognized as the amount of the lease liability, adjusted for lease incentives received. Lease liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate (“IBR”), because the interest rate implicit in most of the Group’s leases is not readily determinable. The IBR is a hypothetical rate based on the Company’s understanding of what its credit rating would be to borrow and resulting interest the Company would pay to borrow an amount equal to the lease payments in a similar economic environment over the lease term on a collateralized basis. Lease payments may be fixed or variable, however, only fixed payments or in-substance fixed payments are included in the Company’s lease liability calculation. Variable lease payments are recognized in operating expenses in the period in which the obligation for those payments are incurred.

The land use rights are operating leases with term of about 38 years. Land use rights acquired are assessed in accordance with ASC 842 if they meet the definition of lease.

Other than the land use rights, the lease terms of operating and finance leases vary from more than a year to five years. Operating leases are included in operating lease right of use assets, current and non-current operating lease liabilities on the Company’s consolidated balance sheets. Finance leases are included in property, plant and equipment, net, current and non-current finance lease liabilities on the Company’s consolidated balance sheets. As of December 31, 2020 and September 30, 2021, all of the Company’s ROU assets were generated from leased assets in the PRC.

Intangible Assets

Intangible assets are stated in the balance sheet at cost less accumulated amortization and impairment, if any. The costs of the intangible assets are amortized on a straight-line basis over their estimated useful lives. The respective amortization periods for the intangible assets are as follows:

Estimated useful lives
Computer software	1 – 10 years
Sewage discharge permit	5 – 7 years

Impairment of Long-lived Assets (including amortizable intangible assets)

Long-lived assets, which include property, plant and equipment, prepaid land use rights and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value is generally measured based on either quoted market prices, if available, or discounted cash flow analyses.

Income Taxes

Income taxes are determined in accordance with the provisions of Accounting Standards Codification (“ASC”) Topic 740, “Income Taxes” (“ASC 740”) and are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations and comprehensive loss in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts. As of December 31, 2020 and September 30, 2021, the Company has no accrued interest or penalties related to uncertain tax positions.

The Company conducts business in the PRC and is subject to tax in these jurisdictions. As a result of its business activities, the Company will file tax returns that are subject to examination by the respective tax authorities.

Revenue Recognition

The Company recognizes revenues when its customer obtains control of promised goods or services, in an amount that reflects the consideration which it expects to receive in exchange for those goods. The Company recognizes revenues following the five step model prescribed under ASU No. 2014-09: (i) identify contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenues when (or as) we satisfy the performance obligation.

Revenues from product sales are recognized when the customer obtains control of the Company’s product, which occurs at a point in time, typically upon delivery to the customer. The Company expenses incremental costs of obtaining a contract as and when incurred if the expected amortization period of the asset that it would have

Revenues from product sales are recorded net of reserves established for applicable discounts and allowances that are offered within contracts with the Company’s customers.

Product revenue reserves, which are classified as a reduction in product revenues, are generally characterized in the categories: discounts and returns. These reserves are based on estimates of the amounts earned or to be claimed on the related sales and are classified as reductions of accounts receivable as the amount is payable to the Company’s customer.

 Cost of Revenues

Cost of revenues consists primarily of material costs, employee compensation, depreciation and related expenses, which are directly attributable to the production of products. Write-down of inventories to lower of cost or market is also recorded in cost of revenues.

Research and Development and Advertising Expenses

Research and development and advertising expenses are expensed as incurred. Research and development expenses consist primarily of remuneration for research and development staff, depreciation and material costs for research and development.

Bills Payable

Bills payable represent bills issued by financial institutions to the Company’s vendors. The Company’s vendors receive payments from the financial institutions directly upon maturity of the bills and the Company is obliged to repay the face value of the bills to the financial institutions.

Government Grants

The Company’s subsidiaries in China receive government subsidies from local Chinese government agencies in accordance with relevant Chinese government policies. In general, the Company presents the government subsidies received as part of other income unless the subsidies received are earmarked to compensate a specific expense, which have been accounted for by offsetting the specific expense, such as research and development expense, interest expenses and removal costs. Unearned government subsidies received are deferred for recognition until the criteria for such recognition could be met.

Grants applicable to land are amortized over the life of the depreciable facilities constructed on it. For research and development expenses, the Company matches and offsets the government grants with the expenses of the research and development activities as specified in the grant approval document in the corresponding period when such expenses are incurred.

Retirement and Other Postretirement Benefits

Contributions to retirement schemes (which are defined contribution plans) are charged to cost of revenues, research and development expenses, sales and marketing expenses and general and administrative expenses in the statement of operations and comprehensive loss as and when the related employee service is provided.

Full time employees of the Company in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC subsidiary of the Company make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. The Company has no legal obligation for the benefits beyond the contributions made. Total amounts of such employee benefit expenses, which were expensed as incurred, were approximately $151,970 and $176,444 for the three months ended September 30, 2021 and 2020, respectively; and $398,646 and $342,653 for the nine months ended September 30, 2021 and 2020.

Dividends

Dividends are recognized when declared.

Use of Estimates

The preparation of the consolidated financial statements in accordance with US GAAP requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include revenue recognition, the recoverability of the carrying amount of long-lived assets, impairment on inventories, valuation allowance for receivables and deferred tax assets and provision for sales returns. Actual results could differ from those estimates.

Segment Reporting

The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operating results solely by monthly revenue of li-ion rechargeable batteries (but not by sub product type or geographic area) and operating results of the Company and, as such, the Company has determined that the Company has one operating segment as defined by ASC Topic 280 “Segment Reporting”.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Comprehensive Income

Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. Accumulated other comprehensive income includes cumulative foreign currency translation adjustment.

Recent Accounting Pronouncements

Recent Adopted Accounting Standards

In December 2019, the Financial Accounting Standards Board (the “FASB”) issued ASU 2019-12, Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes, eliminates certain exceptions within ASC 740, Income Taxes, and clarifies certain aspects of the current guidance to promote consistent application among reporting entities. Upon adoption, the Company must apply certain aspects of this standard retrospectively for all periods presented while other aspects are applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. The Company applied the new standard beginning January 1, 2021. The adoption of ASU 2019-12 did not have any impact on the Company’s condensed consolidated financial statement presentation or disclosures.

In August 2020, the FASB issued ASU No. 2020-06 (“ASU 2020-06”) “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40).” ASU 2020-06 reduces the number of accounting models for convertible debt instruments by eliminating the cash conversion and beneficial conversion models. As a result, a convertible debt instrument will be accounted for as a single liability measured at its amortized cost as long as no other features require bifurcation and recognition as derivatives. For contracts in an entity’s own equity, the type of contracts primarily affected by this update are freestanding and embedded features that are accounted for as derivatives under the current guidance due to a failure to meet the settlement conditions of the derivative scope exception. This update simplifies the related settlement assessment by removing the requirements to (i) consider whether the contract would be settled in registered shares, (ii) consider whether collateral is required to be posted, and (iii) assess shareholder rights. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, and only if adopted as of the beginning of such fiscal year. The Company adopted ASU 2020-06 effective January 1, 2021. The adoption of ASU 2020-06 did not have any impact on the Company’s condensed consolidated financial statement presentation or disclosures.

Recently issued accounting pronouncements not yet adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. This guidance is is to be adopted on a modified retrospective basis. As a smaller reporting company, ASU 2016-13 will be effective for the Company for interim and annual reporting periods beginning after December 15, 2022.The Company is currently evaluating the impact that the standard will have on its consolidated financial statements and related disclosures.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt — Modifications and Extinguishments (Subtopic 470-50), Compensation — Stock Compensation (Topic 718), and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (“ASU 2021-04”). ASU 2021-04 provides guidance as to how an issuer should account for a modification of the terms or conditions or an exchange of a freestanding equity-classified written call option (i.e., a warrant) that remains classified after modification or exchange as an exchange of the original instrument for a new instrument. An issuer should measure the effect of a modification or exchange as the difference between the fair value of the modified or exchanged warrant and the fair value of that warrant immediately before modification or exchange and then apply a recognition model that comprises four categories of transactions and the corresponding accounting treatment for each category (equity issuance, debt origination, debt modification, and modifications unrelated to equity issuance and debt origination or modification). ASU 2021-04 is effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. An entity should apply the guidance provided in ASU 2021-04 prospectively to modifications or exchanges occurring on or after the effective date. Early adoption is permitted for all entities, including adoption in an interim period. If an entity elects to early adopt ASU 2021-04 in an interim period, the guidance should be applied as of the beginning of the fiscal year that includes that interim period. The adoption of ASU 2021-04 is not expected to have any impact on the Company’s condensed consolidated financial statement presentation or disclosures.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s condensed consolidated financial statements upon adoption.

3.	PLEDGED DEPOSITS

Pledged deposits as of September 30, 2021 and December 31, 2020 consisted of the following:

	September 30,	December 31,
	2021	2020
Pledged deposits with bank for:
Bills payable	$1,916,605	$3,060,533
Letter of credit and forward contracts	-	321,662
	$1,916,605	$3,382,195

4.	DEBT PRODUCTS

Debt products as of September 30, 2021 and December 31, 2020 consisted of the following:

	September 30,	December 31,
	2021	2020
Debt products issued by bank, at fair value	$1,706,326	$2,757,100

Debt products include financial products issued and managed by a bank in the PRC. The fair value of these debt products classified as Level 2 is established by reference to the prices quoted by the bank.

The debt products have no maturity date, and bear variable interest rate, currently at 2.6% per annum. No fair value change has been recognized for the year ended December 31, 2020. The debt products have been subsequently redeemed on January 6, 2021.

During the nine months ended September 30, 2021, the Company further acquired debt products, which had no maturity date and bear variable interest rate, currently at 1.9% per annum. All newly acquired debt products had been redeemed on November 22, 2021.

5.	TRADE AND BILLS RCEIVABLE, NET

Trade accounts and bills receivable as of September 30, 2021 and December 31, 2020 consisted of the following:

	September 30,	December 31,
	2021	2020
Trade accounts receivable	$32,828,492	$16,981,906
Less: Allowance for doubtful accounts	(799,467)	(789,426)
	32,029,025	16,192,480
Bills receivable	5,957,507	9,288,056
	$37,986,532	$25,480,536

An analysis of the allowance for doubtful accounts is as follows:

	September 30,	September 30,
	2021	2020
Balance at beginning of period	$789,426	$8,189,617
Provision for the period	-	412,676
Reversal - recoveries by cash	-	-
Charged to consolidated statements of operations and comprehensive (loss) income	-	412,676
Written off	-	(480,030)
Foreign exchange adjustment	10,041	197,783
Balance at end of period	$799,467	$8,320,046

6.	INVENTORIES

Inventories as of September 30, 2021 and December 31, 2020 consisted of the following:

	September 30,	December 31,
	2021	2020
Raw materials	$2,871,896	$3,241,362
Work in progress	3,687,866	1,311,357
Finished goods	5,232,786	2,928,611
	$11,792,548	$7,481,330

During the three months ended September 30, 2021 and 2020, write-downs of inventories to lower of cost or net realizable value of $2,758 and $21,956, respectively, were charged to cost of revenues.

During the nine months ended September 30, 2021 and 2020, write-downs of inventories to lower of cost or net realizable value of $37,250 and $46,757, respectively, were charged to cost of revenues.

7.	PREPAYMENTS AND OTHER RECEIVABLES

Prepayments and other receivables as of September 30, 2021 and December 31, 2020 and consisted of the following:

	September 30,	December 31,
	2021	2020
Value added tax recoverable	$1,116,541	$1,397,869
Prepayments to suppliers	716,287	28,657
Refundable deposits	31,701	1,562,713
Prepaid operating expenses	5,998	7,757
Others	19,160	23,111
	$1,889,687	$3,020,107

8.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net as of September 30, 2021 and December 31, 2020 consisted of the following:

	September 30,	December 31,
	2021	2020
Buildings	$7,811,174	$7,713,065
Machinery and equipment	15,069,608	13,179,282
Office equipment	812,050	691,861
Motor vehicles	207,293	204,689
Leasehold improvements	795,467	592,399
	24,695,592	22,381,296
Accumulated depreciation	(4,898,938)	(3,374,493)
Carrying amount	$19,796,654	$19,006,803

During the three months ended September 30, 2021 and 2020, the Company incurred depreciation expense of $963,066 and $707,508, respectively

During the nine months ended September 30, 2021 and 2020, the Company incurred depreciation expense of $1,475,775 and $1,278,657, respectively.

The Company had not yet obtained the property ownership certificate of the buildings in its Shaoxing City manufacturing facilities with a carrying amount of $7,134,147 as of December 31, 2020, as the property ownership certificate was owned by New Era (note 1). On August 16, 2021, the Company has obtained the property ownership certificate.

9.	CONSTRUCTION IN PROGRESS

Construction in progress as of September 30, 2021 and December 31, 2020 consisted of the following:

	September 30,	December 31,
	2021	2020
Construction in progress	$305,748	$18,061
Prepayment for acquisition of property, plant and equipment	1,532,821	1,801,990
Carrying amount	$1,838,569	$1,820,051

Construction in progress as of September 30, 2021 and December 31, 2020 was mainly comprised of capital expenditures for the construction of the facilities and production lines in Shaoxing City.

10.	LEASE

Operating leases of the Company mainly include land use rights and staff quarters spaces, and the finance lease was the lease of machineries in the production plants.

(a)	Right-of-use assets – prepaid land lease payments

Right-of-use assets as of September 30, 2021 consisted of the followings:

	September 30, 2021	December 31, 2020

Balance at beginning of year	$6,269,451	$6,043,906
Amortization charge for the year	(133,618)	(167,021)
Foreign exchange adjustment	79,226	392,566
Balance at end of year	$6,215,059	$6,269,451

Pursuant to an assets transfer agreement dated August 2, 2018, the Company acquired the rights to use a piece of land with an area of 72,005 m2 in Zhejiang, PRC from the Company’s shareholder New Era (note 1) for 38 years up to July 10, 2056. In August, 2021, lump sum payments were made to New Era to acquire the land use right and no ongoing payments will be made under the terms of these land leases (note 1). The Company had not yet obtained the land use right ownership certificate as of December 31, 2020, when New Era was still the registered owner. On August 16, 2021, the Company has obtained the land use right ownership certificate.

(b)	Operating lease

On April, 2008, the Company entered into a lease agreement for staff quarters spaces in Zhejiang with a five year term, commencing on May 1, 2018 and expiring on April 30, 2023 The monthly rental payment is approximately $2,792 (RMB18,000) per month. In 2018, lump sum payments were made to landlord for the rental of staff quarter spaces and no ongoing payments will be made under the terms of these leases.

Operating lease expenses for the three and nine months ended September 30, 2021 and 2020 for the capitation agreement was as follows:

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020

Operating lease cost – straight line	8,397	7,848	25,186	23,299
Total lease expense	8,397	7,848	$25,186	23,299

Lease term and discount rate

September 30, 2021
Weighted-average remaining lease term - years
Land use right	34.8 years
Operating leases	1.6 years
Weighted-average discount rate
Land use rights	Nil
Operating leases	Nil

11.	INTANGIBLE ASSETS, NET

Intangible assets as of September 30, 2021 and December 31, 2020 consisted of the followings:

	September 30,	December 31,
	2021	2020
Software	$52,121	$16,358
Sewage discharge permit	1,307,800	1,291,374
	1,359,921	1,307,732
Accumulated amortization	(530,613)	(366,097)
Carrying amount	$829,308	$941,635

Amortization expenses were $57,249 and $45,745 for the three months ended September 30, 2021 and 2020 and $159,239 and $125,532 for the nine months ended September 30, 2021 and 2020, respectively.

*The Company has not yet obtained the ownership of sewage discharge permit in its Zhejiang manufacturing facilities with a carrying amount of $785,007 and $930,267 as of September 30, 2021 and December 31, 2020, respectively. The sewage discharge permit was registered under the name of New Era. The Company has obtained a five years sewage discharge permit on January 27, 2022.

Total future amortization expenses for finite-lived intangible assets were estimated as follows:

September 30,
2022	$209,643
2023	209,603
2024	208,768
2025	199,134
2026	762
Thereafter	1,398
Total	$829,308

12.	TRADE AND BILLS PAYABLE

Trade and bills payable as of September 30, 2021 and December 31, 2020 consisted of the followings:

	September 30,	December 31,
	2021	2020
Trade accounts payable	$27,891,434	$16,590,359
Bills payable
- Bank acceptance bills	7,807,719	12,122,200
	$35,699,153	$28,712,559

All the bills payable are of trading nature and will mature within six months from the issue date.

The bank acceptance bills were pledged by:

(i) the Company’s bank deposits (Note 2);

(ii) $5,891,453 of the Company’s bills receivable as of September 30, 2021 (Note 4).

13.	OTHER SHORT TERM LOANS

Other short-term loans as of September 30, 2021 and December 31, 2020 consisted of the following:

	September 30,	December 31,
	2021	2020
Advance from a related party
– Dalian CBAK Power Battery Co., Ltd (note 1)	$20,326,898	$-

Advances from a related party was unsecured, bearing annual interest on 6% with the maturity date on the date obtaining the title to the Assets from New Era (note 1) or December 31, 2021, whichever earlier.

14.	ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables as of September 30, 2021 and December 31, 2020 consisted of the following:

	September30	December 31,
	2021	2020
Construction costs payable	$10,736	$26,408
Equipment purchase payable	325,061	344,404
Accrued staff costs	678,798	375,775
Customer deposits (note a)	3,219	119,972
Other tax payables	-	415,974
Interest payables (note b)	155,957	-
Accrued expenses	280,918	240,641
	$1,454,689	$1,523,175

(a) Included nil and $91,903 deposit from CBAK Power as of September 30, 2021 and December 31, 2020, respectively.

(b) Included interest payable for short term loans from related parties (note 1, 15)

15.	BALANCES AND TRANSACTIONS WITH RELATED PARTIES

The principal related parties with which the Company had transactions during the periods presented are as follows:

Name of Entity or Individual	Relationship with the Company
CBAK Energy Technology, Inc. and subsidiaries	Shareholder (note 1)
New Era Group Zhejiang New Energy Materials Co., Ltd.	Shareholder
Shenzhen Baijun Technology Co., Ltd	Shareholder of company’s subsidiary
Zhengzhou BAK Battery Co., Ltd (note a)	Note a
Shenzhen BAK Power Battery Co., Ltd (note a)	Note a
Zhejiang New Era Zhongneng Recycling Technology Co., Ltd.	Note b
Mr. Junnan Ye	Trustee (note 1)

(a) Mr. Xiangqian Li, CBAK Energy Technology, Inc’s former CEO, is a director of Zhengzhou BAK Battery Co., Ltd and Shenzhen BAK Power Battery Co., Ltd

(b) New Era Group Zhejiang New Energy Materials Co., Ltd.is a shareholder of Zhejiang New Era Zhongneng Recycling Technology Co., Ltd., holding 27.08% equity interests.

The Company entered into the following significant related party transactions:

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020

Utilities charged by New Era Group Zhejiang New Energy Materials Co., Ltd	$677,303	$565,083	$1,784,193	$991,496
Utilities and rental charged by Zhejiang New Era Zhongneng Recycling Technology Co., Ltd.	15,224	58,327	70,967	68,046
Sales of materials to CBAK Energy Technology, Inc. and subsidiaries	308,720	4,620,120	1,360,655	4,634,880
Sales of materials to Zhengzhou BAK Battery Co., Ltd	12,484,505	15,668,862	28,959,308	29,296,971
Sales of materials to Shenzhen BAK Power Battery Co., Ltd	3,014,776	-	3,014,776	16,698
Loan interest charged by Dalian CBAK Power Battery Co., Ltd	155,352	-	155,352	-

The Company had the following significant related party balances:

	September 30, 2021	December 31, 2020
Due from non-controlling interest – Shenzhen Baijun Technology Co., Ltd
Current	$62,048	$107,221
Non-current	124,097	122,537
	186,145	229,758

In August 2018, Guangdong Hitrans and Shenzhen Baijun entered into a services contract for the provision of consultancy service to assist Guangdong Hitrans to obtain the license for recycling solid wastes with a contract sum of RMB3,000,000 ($465,362). During August and September 2018, RMB1,500,000 ($232,681) was paid to Shenzhen Baijun as deposit. In 2020, Guangdong Hitrans and Shenzhen Baijun entered into supplemental agreement to cancel the services contract and Shenzhen Baijun agreed to refund the deposit paid by four installments from 2021 throughout 2023. The amount due from Shenzhen Baijun is interest fee and RMB300,000 ($45,952) repayable by December 2020, RMB400,000 ($62,048) repayable by December 30, 2021, RMB400,000 ($62,048) repayable by December 30, 2022 and RMB400,000 ($62,049) repayable by December 30, 2023. Shenzhen Baijun repaid RMB300,000 ($45,952) in January 2021.

	September 30, 2021	December 31, 2020

Amount due from trustee	1,240,964	-

The above balances are due on demand, interest-free and unsecured.

	September 30, 2021	December 31, 2020

Customers deposits – Dalian CBAK Power Battery Co., Ltd	$-	$91,903
Accounts receivable, net –Zhengzhou BAK Battery Co., Ltd	$13,197,710	$5,178,711
Accounts receivable, net – Dalian CBAK Power Battery Co., Ltd	$-	$9,272,478
Accounts receivable, net –Shenzhen BAK Power Battery Co., Ltd	$3,419,961	$-

	September 30,	December 31,
	2021	2020
Dalian CBAK Power Battery Co., Ltd
Loan principal (note 13)	$20,326,898	-
Interest payables (note 14)	155,957
	20,482,855

Advances from a related party was unsecured, bearing annual interest on 6% with the maturity date on the date obtaining the title to the Assets from New Era (note 1) or December 31, 2021, whichever earlier.

	September 30, 2021	December 31, 2020
Due to shareholder – New Era Group Zhejiang New Energy Materials Co., Ltd
- Assets acquisition payable	$-	$20,071,589
- Accruals of expenses	-	1,349,957
	$-	$21,421,546

On August 2, 2018, New Era Group Zhejiang New Energy Materials Co., Ltd. (“New Era”) entered into an asset transfer agreement (the “Transfer Agreement”) and an addendum (the “Addendum”) with the Company. According to the Transfer Agreements, New Era would transfer the land use rights, plant and equipment, pollution discharge permit and other assets to the Company in 30 business days following the completion of the payment of RMB 201,060,400 ($30.8 million) from the Company. Subsequently, New Era, the Company and certain parties reached a settlement agreement (the “Agreement”) (note 1). Pursuant to the Agreement, the Company agreed to pay a total amount of RMB131,039,378 ($19.1 million) to purchase land use rights, plant and equipment, pollution discharge permit and other assets from New Era.

The following table summarizes the land use rights, plant and equipment, pollution discharge permit and other assets acquired from New Era in connection with the Agreement:

USD
Property, plant and equipment, net	$11,355,371
Construction in progress	81,239
Intangible assets	1,178,637
Right-of-use assets	6,429,766
Total	$19,045,013

16.	INCOME TAXES, DEFERRED TAX ASSETS AND DEFERRED TAX LIABILITIES

(a)	Income taxes in the condensed consolidated statements of comprehensive loss (income)

The Company’s provision for income taxes credit (expenses) consisted of:

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
PRC income tax:
Current	$-	$-	$-	$-
Deferred	(79,854)	(57,885)	(269,630)	45,800
	$(79,854)	$(57,885)	$(269,630)	$45,800

A reconciliation of the provision for income taxes determined at the statutory income tax rate to the Company’s income taxes is as follows:

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Income before income taxes	$1,613,521	$1,021,605	$4,095,040	$1,358,472
Corporate income tax rate	25%	25%	25%	25%
Income tax expenses computed at corporate income tax rate	403,380	255,401	1,023,760	339,618
Reconciling items:
Tax effect of preferential tax rate	(53,237)	(38,590)	(179,754)	30,534
Non-taxable income	(270,289)	(158,926)	(574,376)	(415,952)
Income tax expenses (credit)	$79,854	$57,885	$269,630	$(45,800)

(a)	Deferred tax assets and deferred tax liabilities

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of September 30, 2021 and December 31, 2020 are presented below:

	September 30,	December 31,
	2021	2020
Deferred tax assets
Trade accounts receivable	$920,955	$953,612
Inventories	21,582	21,575
Property, plant and equipment	291,974	300,580
Construction in progress	120,803	119,286
Intangible assets	66,269	53,884
Leased assets	-	-
Prepaid land use rights	68,718	52,981
Accrued expenses and others	9,284	7,176
Net operating loss carryforwards	65,135	303,253
Deferred tax assets, non-current	$1,564,720	$1,812,347

Deferred tax liabilities, non-current	$-	$-

As of September 30, 2021 and December 31, 2020, the Company and subsidiary had net operating loss carry forwards of $434,235 (RMB2,799,342) and $2,021,686 (RMB13,198,780), respectively, which will expire in various years through 2030 were expected to be utilized prior to expiration considering future taxable income.

According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or its withholding agent. The statute of limitations extends to five years under special circumstances, which are not clearly defined. In the case of a related party transaction, the statute of limitations is ten years. There is no statute of limitations in the case of tax evasion.

The impact of an uncertain income tax positions on the income tax return must be recognized at the largest amount that is more likely than not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Interest and penalties on income taxes will be classified as a component of the provisions for income taxes.

17.	DIVIDEND

At a meeting held on January 18, 2020, the Company declared and approved a payment of dividend of $2,918,894 (RMB20,420,000) to Zhejinag Meidu Graphene Technology Co., Ltd. The dividend was paid on January 21, 2020. For the other shareholders, a total dividend of $2,448,105 (RMB17,126,452) declared and approved on the same date which remained unpaid as of the approval date of these financial statements.

No dividends were declared for the three and nine months period ended September 30, 2021.

18.	STATUTORY RESERVES

As stipulated by the relevant laws and regulations in the PRC, company established in the PRC (the “PRC subsidiary”) is required to maintain a statutory reserve made out of profit for the year based on the PRC subsidiary’ statutory financial statements which are prepared in accordance with the accounting principles generally accepted in the PRC. The amount and allocation basis are decided by the director of the PRC subsidiary annually and is not to be less than 10% of the profit for the year of the PRC subsidiary. The aggregate amount allocated to the reserves will be limited to 50% of registered capital for certain subsidiaries. Statutory reserve can be used for expanding the capital base of the PRC subsidiary by means of capitalization issue.

In addition, as a result of the relevant PRC laws and regulations which impose restriction on distribution or transfer of assets out of the PRC statutory reserve, $266,308 representing the PRC statutory reserve of the subsidiary as of December 31, 2020 and 2019, are also considered under restriction for distribution.

19.	FAIR VALUE OF FINANCIAL INSTRUMENTS

ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This topic also establishes a fair value hierarchy, which requires classification based on observable and unobservable inputs when measuring fair value. Certain current assets and current liabilities are financial instruments. Management believes their carrying amounts are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and, if applicable, their current interest rates are equivalent to interest rates currently available. The three levels of valuation hierarchy are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, pledged deposits, trade accounts and bills receivable and payable, other receivables, balances with former subsidiaries, other short-term loans, short-term and long-term bank loans and other payables approximate their fair values because of the short maturity of these instruments or the rate of interest of these instruments approximate the market rate of interest.

20.	EMPLOYEE BENEFIT PLAN

Full time employees of the Company in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. The Company accrues for these benefits based on certain percentages of the employees’ salaries s, up to a maximum amount specified by the local government. The total employee benefits expensed as incurred were $398,646 and $342,653 for the nine months period ended September 30, 2021 and 2020, respectively.

21.	COMMITMENTS AND CONTINGENCIES

(i)	Capital Commitments

As of September 30, 2021 and December 31, 2020, the Company had the following contracted capital commitments:

	September 30	December 31,
	2021	2020
For construction of buildings	$287,822	$284,207
For purchases of equipment	3,351,288	3,143,178
Capital injection	927,621	915,970
	$4,566,731	$4,343,355

(ii)	Litigation

During its normal course of business, the Company may become involved in various lawsuits and legal proceedings. However, litigation is subject to inherent uncertainties, and an adverse result may arise from time to time will affect its operation. Other than the legal proceeding set forth below, the Company is currently not aware of any such legal proceedings or claims that the Company believe will have an adverse effect on the Company’s operation, financial condition or operating results.

On August 2, 2018, New Era Group Zhejiang New Energy Materials Co., Ltd. (“New Era”) entered into an asset transfer agreement (the “Transfer Agreement”) and an addendum (the “Addendum”) with Zhejiang Hitrans. According to the Transfer Agreements, New Era would transfer the land use rights, plants, equipment and other assets listed on the Transfer Agreement to Zhejiang Hitrans in 30 business days following the completion of the payment of RMB201.1 million ($30.8 million) from Zhejiang Hitrans. Furthermore, the Addendum clarified that Zhejiang Hitrans would incur liquidated damages of RMB20.0 million ($3.1 million) and the payment of rentals of RMB7.4 million ($1.1 million) for the year of 2018 once it failed to complete its payment duty of RMB100 million ($15.3 million) by September 30, 2018, RMB71.1 million ($10.9) by December 28, 2018 and RMB30 million ($4.6 million) by January 1, 2019 and involved Zhejiang Meidu Graphene Technology Co., Ltd. (“Meidu Graphene”) as a guarantor of Zhejiang Hitrans.

On February 1, 2019, New Era filed a lawsuit against Zhejiang Hitrans, Meidu Graphene and Meidu Energy, Inc. (“Meidu”) in the Intermediate People’s Court of Shaoxing City, Zhejiang (the “Court of Shaoxing”) for failure to pay a one-time asset transfer fee and asset rentals for the year of 2018. The plaintiff sought a total amount of RMB226.6 million ($34.8 million) including an asset transfer fee of RMB201.1 million ($30.8 million), asset rental of RMB7.4 million ($1.1 million), interests of RMB95,370 ($14,627) accrued on the rental, utilities charges of RMB17.8 million ($2.7 million) and a property preservation fee of RMB207,400 ($0.1 million) from Zhejiang Hitrans (the foregoing, together with applicable interests, the “Hitrans liability”), and an additional RMB20 million ($3.1 million) from Meidu as liquidated damages (including interest accrued thereon). The plaintiff claimed that each of Meidu Graphene and Meidu shall be jointly liable for the Hitrans liability. On March 4, 2019, the Court of Shaoxing ordered to freeze certain assets of Meidu Graphene and Meidu, including a total of RMB252.5 million ($38.7 million) of bank deposits (the “cash asset”), the equity interests held by Meidu in its subsidiaries and Meidu Graphene’s equity interests in Hitrans, for the purpose of property preservation. On March 21, 2019, the Court of Shaoxing unfroze most of cash asset and Meidu’s equity interest in Deqing Meidu Micro-loan Company Limited (“Deqing Meidu”) after Meidu’s appeal on March 15, 2019. On May 7, 2019, New Era appealed the court decision and requested to resume the freezing of assets. On May 23, 2019, the Court of Shaoxing ruled that Zhejiang Hitrans should pay New Era RMB219.1 million ($33.6 million), for which Meidu Graphene and Meidu should bear joint liability, and in addition, Meidu should pay RMB20 million ($3.1 million) of liquidated damages to New Era (the “Judgment”). On June 25, 2019, the Court of Shaoxing upheld its decision on the unfreezing of the cash asset, but ruled to resume the freezing of Meidu’s equity interests in Deqing Meidu (the “asset freezing”). On June 27, 2019, Meidu appealed the judgment in the High People’s Court of Zhejiang Province (the “Court of Zhejiang”). On September 24, 2019, the Court of Zhejiang dismissed the appeal and affirmed the original Judgment issued by the Court of Shaoxing.

On March 30, 2021, Zhejiang Hitrans filed a lawsuit against Meidu Graphene and Meidu in the Court of Shaoxing for failure to contribute RMB85 million ($13.03 million) to Zhejiang Hitrans per the Capital Injection Agreement, which 10% (RMB8.5 million or $1.3 million) as registered capital and 90% (RMB76.5 million or $11.73 million) as additional capital contribution and to provide RMB560 million ($85.9 million) financing to Zhejiang Hitrans. Zhejiang Hitrans claimed that the failure of capital injection and financing by Meidu Graphene resulted in the Zhejiang Hitrans liability to New Era. Zhejinag Hitrans sought a total amount of RMB112.3 million ($17.2 million), including the unpaid registered capital and additional capital contribution of RMB85 million ($13.03 million), interests of RMB10.8 million ($1.7 million) accrued on the unpaid registered capital and additional capital contribution and a compensation of RMB16.5 million ($2.5 million) to offset Zhejiang Hitrans’s loss, for which Meidu Graphene and Meidu should bear joint liability. The Court of Shaoxing mediated between Zhejiang Hitrans, Meidu Graphene and Meidu. Each party agreed that Meidu Graphene would complete the capital injection of RMB85 million ($13.03 million) on or before May 31 (the “Capital Injection”), 2025. Meidu Graphene would pay RMB500,000 ($76,687) to Zhejiang Hitrans as liquidated damages on or before September 30, 2021. Upto the report date, Zhejiang Hitrans had not yet received any payments as liquidated damages from Meidu Graphene.

On July 14, 2021, New Era, Zhejiang Hitrans, Meidu Graphene, Meidu, Zhejiang New Era Zhongneng Recycling Technology Co., Ltd. (“Zhongneng”), Dalian CBAK Power Co., Ltd (“CBAK Power”), Junnan Ye and Hangzhou Juzhong Daxin Asset Management Co., Ltd. reached a settlement agreement (the “Agreement”). Pursuant to the Agreement, CBAK Power agreed to acquire 81.56% registered equity interests (or currently 75.57% of paid-up capital) of Zhejiang Hitrans (the “Acquisition”) while Zhongneng agreed to pay a total amount of RMB78.2 million ($12.0 million) to purchase part of the land use right under the Transfer Agreement from New Era, and as a result, Zhejiang Hitrans was obligated to pay the remaining RMB131.0 million ($20.1 million) of land use rights, plants, equipment, sewage discharge permit and other assets under the Transfer Agreement (the “Assets”) to New Era. For purpose of the Acquisition, CBAK Power lent Zhejiang Hitrans RMB131.0 million ($20.1 million) (the “Hitrans Loan”) by remitting RMB131.0 million ($20.1 million) into the account of Court of Shaoxing to remove the freeze on Meidu Graphene’s 60% registered equity interests (including 54.39% of paid-up capital) in Zhejiang Hitrans. Meidu Graphene agreed to pay a total of RMB 7 million ($1 million) as liquidated damages to New Era. As of August 2, 2021, CBAK Power had completed the payment of RMB 131.0 million ($20.1 million). As of November 26, 2021, Zhejiang Hitrans obtained title to the Assets. Upon the closing of the Acquisition, CBAK Power became the largest shareholder of Zhejiang Hitrans and holding 81.56% registered equity interests (representing 75.57% of paid-up capital of the Company) of Zhejiang Hitrans. Meidu Graphene was no longer obligated to complete the Capital Injection.

22.	CONCENTRATIONS AND CREDIT RISK

(a)	Concentrations

The Company had the following customers that individually comprised 10% or more of net revenue for the three months ended September 30, 2021 and 2020 as follows:

	Three months ended September 30,
	2021		2020

Customer A	$10,861,496	19%	$	*	*
Customer B	10,329,203	18%		*	*
Customer D	8,065,767	14%		*	*
Customer E	*	*		4,537,794	13%
Zhengzhou BAK Battery Co., Ltd (note 15)	12,484,505	22%		15,668,862	47%
CBAK Energy Technology, Inc (note 15)	*	*		4,620,120	14%

*	Comprised less than 10% of net revenue for the respective period.

The Company had the following customers that individually comprised 10% or more of net revenue for the nine months ended September 30, 2021 and 2020 as follows:

	Nine months ended September 30,
	2021		2020

Customer A	$10,861,496	11%	$	*	*
Customer B	10,329,203	11		*	*
Customer C	*	*		8,950,331	13%
Zhengzhou BAK Battery Co., Ltd (note 15)	28,959,308	30%		29,296,971	44%
CBAK Energy Technology, Inc (note 15)	*	*		*	*

*	Comprised less than 10% of net revenue for the respective period.

The Company had the following customers that individually comprised 10% or more of accounts receivable (net) as of September 30, 2021 and December 31, 2020 as follows:

	September 30, 2021		December 31, 2020
Customer A	$3,506,425	11%	$	*	*
Customer B	5,044,878	16%		*	*
Customer D	3,963,470	12%		*	*
Zhengzhou BAK Battery Co., Ltd (note 15)	13,197,710	41%		5,178,711	32%
CBAK Energy Technology, Inc (note 15)	*	*		9,272,478	57%
Shenzhen BAK Power Battery Co., Ltd (note 14)	3,419,961	11%		*	*

*	Comprised less than 10% of account receivable (net) for the respective period.

The Company had the following suppliers that individually comprised 10% or more of net purchase for the three months ended September 30, 2021 and 2020 as follows:

	Three months ended September 30,
	2021		2020
Supplier A	$13,538,929	26%	$8,176,369	14%
Supplier B	22,777,960	43%	*	*
Supplier C	5,114,793	10%	*	*

The Company had the following suppliers that individually comprised 10% or more of net purchase for the nine months ended September 30, 2021 and 2020 as follows:

	Nine months ended September 30,
	2021		2020
Supplier A	$28,696,469	32%	$15,856,759	27%
Supplier B	22,777,960	26%	*	*
Supplier C	11,726,020	13%	*	*
Supplier D	*	*	6,047,731	10%
Supplier E	*	*	10,233,631	17%
Supplier F	*	*	6,316,450	11%

*	Comprised less than 10% of net purchase for the respective period.

The Company had the following suppliers that individually comprised 10% or more of accounts payable as of September 30, 2021 and December 31, 2020 as follows:

	September 30, 2021		December 31, 2020
Supplier A	$4,845,025	17%	$3,901,588	24%
Supplier B	12,723,444	46%	*	* %
Supplier C	2,733,714	10%	*	*
Supplier E	*	*	2,991,103	18%
Supplier F	*	*	3,522,965	21%

(b)	Credit Risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents and pledged deposits. As of December 31, 2020 and September 30, 2021, substantially all of the Company’s cash and cash equivalents were held by major financial institutions located in the PRC, which management believes are of high credit quality.

For the credit risk related to trade accounts receivable, the Company performs ongoing credit evaluations of its customers and, if necessary, maintains reserves for potential credit losses. Historically, such losses have been within management’s expectations.

23.	SEGMENT INFORMATION

The Company used to engage in one business segment, the manufacture, commercialization and distribution of a wide variety of standard and customized materials for use in manufacturing of lithium battery cell. The Company manufactured cathode materials and Precursor for use in manufacturing of cathode. Net revenues for the three and nine months ended September 30, 2021 and 2020 were as follows:

Net revenues by product:

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020

Cathode	$17,882,933	$23,914,512	$38,976,894	$45,369,582
Precursor	36,397,199	9,735,032	54,778,761	21,341,228
Raw materials	2,269,505	-	4,119,653	-
Total	$56,549,637	$33,649,544	$97,875,308	$66,710,810

Substantially all of the Company’s revenues are generated in the PRC.

Substantially all of the Company’s long-lived assets are located in the PRC.

24.	SUBSEQUENT EVENT

On July 20, 2021, the Company, Dalian CBAK Power Battery Co., Ltd. (“CBAK Power”), Hangzhou Juzhong Daxin Asset Management Co., Ltd (“Juzhong Daxin”) and 2 Company’s shareholders entered into a framework investment agreement (the “Acquisition Agreement”), pursuant which CBAK Power will acquire 81.56% of the registered equity interests of the Company.

Under the Acquisition Agreement, CBAK Power will acquire 60% ownership of Hitrans from Zhejiang Meidu Graphene Technology Co., Ltd. (“Meidu Graphene”) valued at RMB118 million ($18.21 million) and 21.56% ownership of Hitrans from Hitrans’s management shareholders valued at approximately RMB40.74 million ($6.29 million). Two individuals among Hitrans management shareholders, including Hitrans’s CEO, Mr. Haijun Wu (“Mr. Wu”), will keep 2.50% ownership of Hitrans and New Era Group Zhejiang New Energy Materials Co., Ltd. (“New Era”) will continue to hold 15% ownership of Hitrans after the acquisition.

As of the date of the Acquisition Agreement, the 25% ownership of Hitrans held by Hitrans management shareholders was frozen as a result of a litigation arising from the default by Hitrans management shareholders on debts borrowed from Zhejiang Meidu Pawn Co., Ltd. (“Pawn Co.”) whereby the 25% ownership of Hitrans was pledged as collateral. Mr. Junnan Ye (“Mr. Ye”), acting as an intermediary, will first acquire 22.5% ownership of Hitrans, free of any encumbrances, from Hitrans management shareholders. Pursuant to the Acquisition Agreement, within five days of CBAK Power’s obtaining 21.56% ownership of Hitrans from Mr. Ye, CBAK Power will pay approximately RMB40.74 million ($6.29 million) in cash, which amount shall be used toward the repayment of debts due to Pawn Co.

In addition, as of the date of the Acquisition Agreement, Meidu Graphene’s 60% ownership of Hitrans was frozen as a result of a litigation arising from Hitrans’s failure to make payments to New Era in connection with the purchase of land use rights, plants, equipment, pollution discharge permit and other assets (the “Assets”) under certain asset transfer agreements as well as Meidu Graphene’s guarantee for Hitrans’s payment obligations thereunder. As a part of the transaction, CBAK Power will enter into a loan agreement with Hitrans to lend Hitrans approximately RMB131 million ($20.22 million) (the “Hitrans Loan”) by remitting approximately RMB131 million into the account of Shaoxing Intermediate People’s Court (the “Court”) to remove the freeze on Meidu Graphene’s 60% ownership of Hitrans. Moreover, Juzhong Daxin will return RMB15 million ($2.32 million) of the security deposit to CBAK Power before CBAK Power wires approximately RMB131 million to the Court and will retain RMB5 million ($0.77 million) as commission for facilitating the acquisition. CBAK Power will pay all other fees due to Juzhong Daxin in accordance with the Letter of Intent.

According to the Acquisition Agreement, Mr. Ye will first acquire 60% ownership of Hitrans, free of any encumbrances, from Meidu Graphene. Thereafter, CBAK Power will assign RMB118 million ($18.21 million) of the Hitrans Loan to Mr. Junnan Ye as consideration for the acquisition of 60% ownership of Hitrans from Mr. Ye (the “Assignment”). Hitrans shall repay RMB118 million ($18.2 million) to Mr. Ye in accordance with a separate loan repayment agreement (the “Loan Repayment Agreement”) to be entered into among Mr. Ye, Hitrans, CBAK Power and Mr. Wu. Under the Loan Repayment Agreement, Hitrans shall repay Mr. Ye at least RMB70 million ($10.80 million) within two months of obtaining the title to the Assets from New Era and the remaining balance by December 31, 2021, with a fixed interest of RMB3.5 million ($0.54 million) which can be reduced by up to RMB1 million ($0.15 million) if the loan is prepaid. CBAK Power will provide guarantee to Mr. Ye on Hitrans’s repayment obligations under the Loan Repayment Agreement. Hitrans shall repay the remaining approximately RMB13 million ($2.01 million) of the Hitrans Loan to CBAK Power at an interest rate of 6% per annum, maturing in one year from the date of the Assignment.

On November 22, 2021, the Company obtained banking facilities from Bank of Communications Ltd totaled RMB40 million (approximately $6.2 million) for a term until November 19, 2021, bearing interest rate 4.35% per annum. On November 30, 2021, the Company obtained another banking facilities from Bank of Communications Ltd totaled RMB16 million (approximately $2.5 million) for a term until November 29, 2022, bearing interest rate .35% per annum. Further on February 28, 2022, the Company obtained banking facilities from Bank of Communications Ltd totaled RMB7 million (approximately $1.1 million) for a term until February 28, 2022 bearing interest rate 4.35% per annum. The facilities were secured by the Company’s land use right and buildings.